Exhibit 99.1

March 28, 2022

Liberty TripAdvisor Holdings Announces Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty TripAdvisor Holdings, Inc. (“Liberty TripAdvisor” or the “Company”) (Nasdaq: LTRPA, LTRPB) announced that it will be holding its virtual Annual Meeting of Stockholders on Tuesday, June 14, 2022 at 8:45 a.m. M.T.  The record date for the meeting is 5:00 p.m., New York City time, on April 18, 2022.  Additional details, including the link to the webcast and information regarding the Q&A session, will be announced at a later date.

Stockholders wishing to nominate a director or present a proposal to be considered at the annual meeting must submit a written notice to the Corporate Secretary of the Company on or before the close of business on April 7, 2022 at its executive offices at 12300 Liberty Boulevard, Englewood, Colorado 80112. In addition, any stockholder proposals submitted for inclusion in the Company's proxy materials for the annual meeting must be received by the Corporate Secretary on or before April 7, 2022 and will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, the Company's charter and bylaws and Delaware law.

About Liberty TripAdvisor Holdings, Inc.

Liberty TripAdvisor Holdings, Inc. (Nasdaq: LTRPA, LTRPB) consists of its subsidiary Tripadvisor. Tripadvisor is the world's largest travel platform, aggregating reviews and opinions from its community of travelers about accommodations, restaurants, experiences, airlines and cruises throughout the world.

Liberty TripAdvisor Holdings, Inc.
Courtnee Chun, 720-875-5420

Source: Liberty TripAdvisor Holdings, Inc.